Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated May 16, 2014) pertaining to shares to be issued under the Sovereign Holdings, Inc. Management Equity Incentive Plan, Sovereign Holdings, Inc. 2012 Management Equity Incentive Plan, and the Sabre Corporation 2014 Omnibus Incentive Compensation Plan of our report dated March 10, 2014, with respect to the consolidated financial statements and schedule of Sabre Corporation for the year ended December 31, 2013 included in its prospectus dated April 16, 2014 filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act (Registration No. 333-193438).

/s/ Ernst & Young LLP

Dallas, Texas

May 16, 2014